Exhibit 8.2

MICHAEL TROKEY & COMPANY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

10411 CLAYTON ROAD

ST. LOUIS, MISSOURI 63131

January 30, 2007

The Boards of Directors

Tempo Bank

Sugar Creek Financial Corp

Sugar Creek MHC

28 West Broadway

Trenton, Illinois 62293

Gentlemen:

You have requested an opinion from our Firm regarding the Illinois state tax consequences of the proposed transactions (collectively, the “Conversion”), pursuant to which Tempo Bank (“Bank”) will (i) convert to a stock savings bank (the “Stock Bank”) as the successor to the Bank in its current mutual form; (ii) organize Sugar Creek Financial Corp. (“Holding Company”), a stock holding company as a federally chartered corporation, which will own 100% of the common stock of the Stock Bank; and (iii) organize Sugar Creek MHC (“MHC”), a mutual holding company as a federally chartered mutual holding company, which will own at least 51% of the common stock of Sugar Creek Financial so long as Sugar Creek MHC remains in existence. The Stock Bank will succeed to the business and operations of the Bank in its mutual form and Sugar Creek Financial will sell a minority interest in its common stock in a public stock offering.

FACTS AND ASSUMPTIONS

Our opinion is based upon facts and assumptions consistent with those stated in the Federal Tax Opinion obtained by you from the firm of Muldoon Murphy & Aguggia LLP dated January 30, 2007. We rely on the same assumptions upon which they relied therein and also upon their opinions stated therein with respect to the federal tax liability.

We have relied, in part, that factual descriptions included in the Muldoon Murphy & Aguggia LLP opinion are correct regarding the federal income tax consequences of the proposed conversion.

The basic assumptions made for federal tax purposes do not differ from those which are assumed for state tax purposes.

The Boards of Directors

January 30, 2007

ANALYSIS AND OPINION

The Illinois Income Tax Act (“IITA”) follow federal income tax law by virtue of 35 ILCS 5/403 and 35 ILCS 5/203, and other applicable provisions of the IITA and the interpretations thereof. That section provides that Illinois taxable income of a corporation is taxable income properly reportable for Federal income tax purposes under the provisions of the Internal Revenue Code from sources within Illinois, subject to certain modifications.

We have relied upon the factual descriptions contained in the opinion of Muldoon Murphy & Aguggia LLP that states:

(1)	the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Bank (in either its mutual form or its stock form will recognize no gain or loss as a result of the Conversion;

(2)	the basis of each asset of the Mutual Bank held by the Stock Bank immediately after the Conversion will be the same as the Mutual Bank’s basis for such asset immediately prior to the Conversion;

(3)	the holding period of each asset of the Mutual Bank received by the Stock Bank immediately after the Conversion will include the period during which such asset was held by the Mutual Bank prior to the Conversion;

(4)	for purposes of Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Conversion and the tax attributes of the Mutual Bank (subject to application of Code sections 381, 382 and 384) including the Mutual Bank’s bad debt reserves and earnings and profits, will be taken into account by the Stock Bank as if the Conversion had not occurred;

(5)	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock, pursuant to the Conversion, solely in exchange for their mutual ownership interest (i.e., liquidation and voting rights) in the Mutual Bank; and

(6)	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank;

(b)	With regard to the Exchange:

(1)	the Exchange will qualify as an exchange of property for stock under section 351 of the Code;

(2)	the initial stockholders of the Stock Bank (the former Mutual Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of the Stock Bank they constructively received in the Conversion solely in exchange for mutual ownership interests (i.e., liquidation and voting rights in the Mutual Holding Company); and

The Boards of Directors

January 30, 2007

(3)	the Mutual Holding Company will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

(c)	With regard to the Mutual Holding Company’s transfer of 100% of the common stock of the Stock Bank to Sugar Creek Financial Corp.:

(1)	Sugar Creek Financial Corp. will recognize no gain or loss upon its receipt of 100% of the common stock of the Stock Bank from the Mutual Holding Company; and

(2)	the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank to Sugar Creek Financial Corp.; and

(d)	With regard to those who hold subscription rights:

(1)	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Sugar Creek Financial Corp. to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights (Section 356(a) of the Code) or upon the exercise of the Subscription Rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

(2)	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the Reorganization pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Reorganization (Section 1012 of the Code); and

(3)	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of purchase (Section 1223(6) of the Code).

Assuming no gain will recognized by the Bank, MHC or Company, or Stock Bank with respect to the proposed transaction under Federal income tax rules, the proposed conversion will not result in the recognition of any gain or loss for purpose of Illinois income tax.

Our opinion is limited to the income tax consequences. There are other taxes imposed upon Illinois corporations in the savings and loan business and in other general business. Illinois corporate income tax will be imposed on the Holding Company and MHC at 7.3% of the Illinois taxable income and the Holding Company and MHC will also be required to file a corporate franchise tax report with the Illinois.

Since it is the conclusion of Muldoon Murphy & Aguggia LLP that it is more likely than not the depositors will recognize no gain or loss for federal tax purposes, the conversion therefore will not result in the recognition of any gain or loss by those depositors for Illinois tax purposes.

Boards of Directors

January 30, 2007

If, of course, the tax law is changed at a later date, we do not assume any obligation to update or modify this opinion in the event the tax law changes. In addition, our opinion is confined to the specified Illinois income tax consequences of this transaction. We express no opinion regarding any other Illinois tax, or the tax of any other jurisdiction, state or federal.

This opinion confines itself to state tax consequences of this transaction. It is predicated on our assumptions of the facts as summarized in this letter. This opinion is rendered for the benefit of the Bank, Holding Company and the MHC in connection with the proposed transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Form SB-2) of the Corporation under the Securities Act of 1933, as amended, the Bank’s MHC-1, MHC-2 and H-(e)-S filed with the Office of Thrift Supervision, and to reference to the firm in the prospectus and proxy statement included herein.

Very truly yours,

/s/ Michael Trokey & Company, P.C.